Exhibit 4.1(b)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            PATHOGENESIS CORPORATION


         PathoGenesis Corporation (the "Corporation"), a corporation duly organized and validly existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That Article Fourth Paragraph A of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

                  "The aggregate number of shares which the Corporation shall have authority to issue is 61,000,000, of which 1,000,000 shares of the par value of $.01 per share shall be designated "Preferred Stock" and 60,000,000 shares of the par value of $.001 per share shall be designated "Common Stock."

         SECOND: In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Certificate of Amendment has been duly adopted and approved by a majority of the stockolders of the Corporation at the Annual Meeting of the stockholders on June 25, 1997.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed on its behalf this 7th day of July, 1997.

                                      PATHOGENESIS CORPORATION



                                      By:/S/ ALAN R. MEYER
                                         --------------------------------------
                                           Alan R. Meyer, Senior Vice President

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